Exhibit 99.2

GOLDEN ENTERPRISES, INC.

2014 Long Term Incentive Plan

Section 1.                      PURPOSE OF THE PLAN.  The purpose of the Golden Enterprises, Inc. 2014 Long Term Incentive Plan (the "Plan") is to further the growth in earnings and market appreciation of Golden Enterprises, Inc. (the "Corporation").  The Plan provides long-term incentives to those officers and key employees of the Corporation or its subsidiaries who make substantial contributions to the Corporation through their ability, loyalty, industry and invention.  The Corporation intends that the Plan will thereby facilitate securing, retaining and motivating officers and key employees of high caliber and good potential.

Section 2.                      DEFINITIONS.  For purposes of the Plan, the following terms shall be defined as set forth below:

(a)           "Board" means the Board of Directors of the Corporation.

(b)           "Cause" means (i) a willful and material violation of federal, state and/or local laws and regulations, (ii) dishonesty, (iii) theft, (iv) fraud, (v) embezzlement, (vi) commission of a felony or a crime involving moral turpitude, (vii) substantial dependence or addiction to alcohol or any drug, (viii) conduct disloyal to the Corporation or its affiliates, or (ix) willful dereliction of duties or disregard of lawful instructions or directions of the officers or directors of the Corporation or its affiliates.

(c)           "Code" means the Internal Revenue Code of 1986, as amended, or any successors thereto.

(d)           "Committee" means the Stock Option Committee of the Board.

(e)           "Common Stock" means the common stock, par value $.66 2/3 per share, of the Corporation.

(f)           "Corporation" means Golden Enterprises, Inc., a Delaware corporation.

(g)           "Disability" means total and permanent disability as defined in Section 22(e)(3) of the Code.

(h)           "Early Retirement" means retirement from active employment with the Corporation or its Subsidiary on or after the date on which the participant reaches the age of 55 but before the date on which the participant reaches the age of Normal Retirement.

(i)           "Fair Market Value" means, as of any given date, (i) the closing price of the Common Stock (or if no transactions were reported on such date on the next preceding date on which transactions were reported) in the principal market in which such Common Stock is traded on such date; or (ii) if (i) is not deemed an acceptable method to determine fair market value under Code Sections 422 and 409A, such other method required by Sections 422 and/or 409A of the Code and regulations thereto to determine fair market price as approved by the Board.

(j)           "Incentive Stock Option" means any Stock Option intended to be and designated as an "Incentive Stock Option" within the meaning of Section 422 of the Code and regulations promulgated thereunder.

(k)           "Non-Employee Director" shall mean an individual who qualifies as a "Non-Employee Director" within the meaning set forth in Rule 16b-3(b)(3) as promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934, or any successor definition adopted by the Commission.

(l)           "Non-Qualified Stock Option" means any Stock Option that is not an Incentive Stock Option.

(m)           "Normal Retirement" means retirement from active employment with the Corporation or its Subsidiary on or after the date on which the participant reaches the age of 65 or such other date as determined by the Committee in conformity with the definition of regular retirement age as may be set forth in the Social Security Act, as amended, and regulations thereto.

(n)           “Participant” means a person eligible to participate in the Plan who has been granted an Award or Awards (as hereinafter defined).

(o)           "Performance Units" means an Award granted to a participant pursuant to Section 10 hereof contingent upon achieving certain performance targets.

(p)           "Plan" means the Golden Enterprises, Inc. 2014 Long Term Incentive Plan.

(q)           "Restricted Stock" means an Award of shares of Common Stock granted to a participant pursuant to and subject to the restrictions set forth in Section 11 hereof.

(r)           "Stock Appreciation Rights" means a right granted under Section 9 hereof, which entitles the Participant to receive cash or Common Stock in an amount equal to the excess of (a) the Fair Market Value of a specified number of shares of Common Stock at the time of exercise over (b) a specified price.

(s)           "Stock Option" means any option to purchase shares of Common Stock granted pursuant to Section 8 hereof.

(t)           "Subsidiary" means any corporation in an unbroken chain of corporations beginning with the Corporation if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

(u)           "Ten Percent Shareholder" means a person who owns (after taking into account the attribution rules of Code Section 424(d)) more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation.

Section 3.                      ADMINISTRATION.

(a)           The Plan shall be administered by the Committee.  The Committee is appointed by the Board and consists of three or more members all of whom are Non-Employee Directors of the Board.  The Board may from time to time increase the number of members of the Committee, remove members (with or without cause), appoint new members to replace previous members and fill vacancies which have arisen.  No member of the Committee shall be eligible to receive Awards under the Plan while serving on the Committee, and no member of the Committee shall have been eligible to receive Awards for one year prior to serving on the Committee.  The Committee shall have full and final authority in its discretion to interpret the provisions of the Plan (and any agreements relating thereto) and to decide all questions of fact arising in its application; to determine the employees to whom Awards shall be made under the Plan; to determine the type of Award to be made and the amount, size, terms and conditions of each such Award; to determine and establish additional terms and conditions not inconsistent with the Plan for any agreements entered into with participants in connection with the Plan (“Award Agreements”); to determine the time when Awards (as hereinafter defined) will be granted and when rights may be exercised, which may be after termination of employment; to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable; and to make all other determinations necessary or advisable for the administration of the Plan.

(b)           A majority of the Committee shall constitute a quorum, and the action of a majority of members of the Committee present at any meeting at which a quorum is present, or acts unanimously adopted in writing without the holding of a meeting, shall be the acts of the Committee.  Any decision made, or action taken, by the Committee arising out of or in connection with the interpretation and administration of the Plan shall be final and conclusive; provided, however, that any such decision made or action taken may be reviewed by the Board, in which event the determination of the Board shall be final and conclusive.  This provision shall not be construed to grant to any person any right to review by the Board of any decision made or action taken by the Committee.

(c)           Neither the Board, the Committee, nor any member of either shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan in good faith, and the members of the Board and Committee may be entitled to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage or expense (including attorney's fees) arising therefrom to the full extent permitted by law and under any directors' and officers' liability insurance that may be in effect from time to time, in all events as a majority of the Board then in office may determine from time to time, as evidenced by a written resolution thereof.  In addition, no member of the Board, Committee or employee of the Corporation shall be liable for any act or failure to act hereunder by any other member of the Board, Committee or other employee or by any agent to whom duties in connection with the administration of this Plan have been delegated or for any act or failure to act by such member of the Board, Committee or employee, in all events except in circumstances involving such member's or employee's bad faith, gross negligence, intentional fraud, or intentional violation of a material statute.

Section 4.                      PARTICIPANTS.

(a)           Persons eligible to participate in the Plan shall be those officers and key employees of the Corporation or its Subsidiaries who are in positions in which their decisions, actions and counsel significantly impact the performance of the Corporation or its Subsidiaries as determined by the Committee.  Directors of the Corporation who are not salaried employees of the Corporation or its Subsidiaries shall not be eligible to participate in the Plan.

(b)           Nothing in the Plan and no Award (as hereinafter defined) which is granted pursuant to the Plan shall be deemed to afford a Participant a right to continued employment with the Corporation or any Subsidiary nor in any way preclude the right of the Participant or the Corporation or any Subsidiary to terminate the employment relationship nor give the Participant any rights whatsoever to be granted Awards at any future date.

(c)           A Participant shall have no entitlement to compensation or damages resulting from the termination of his or her status as a salaried employee or for the loss of any right or benefit or prospective right or benefit under the Plan.

Section 5.                      AWARDS UNDER THE PLAN.

Awards by the Committee under the Plan may be in the form of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Performance Units, Restricted Stock, Supplemental Cash Payments and such other forms as the Committee may in its discretion deem appropriate, including any combination of the above (an “Award”).  No fractional shares shall be issued under the Plan, and the minimum value of any shares issued under the Plan shall be the par value at the time of Award.

Section 6.                      SHARES SUBJECT TO PLAN.

(a)           The shares of Common Stock that may be issued under the Plan shall not exceed in the aggregate 750,000 shares of Common Stock.  Such shares may be authorized and unissued shares or treasury shares.  Except as otherwise provided herein, any shares subject to an option or right which for any reason expires or is terminated unexercised, as to such shares, shall again be available for granting Awards under the Plan.

(b)           The maximum number of shares subject to Awards which may be granted under the Plan to any individual in any one year is 100,000 (subject to appropriate adjustments to reflect changes in the capitalization of the Corporation).  Notwithstanding the above, any Award of Incentive Stock Options shall not violate limits set forth in Code Section 422 and regulations promulgated thereunder.

(c)           In the event of any change in the outstanding Common Stock of the Corporation by reason of a stock dividend or distribution, recapitalization, merger, consolidation, split-up, combination, exchange of shares or otherwise, the Committee shall adjust the number of shares of Common Stock which may be issued under the Plan and the Committee shall provide for an equitable adjustment of any shares issuable pursuant to Awards outstanding under the Plan.

Section 7.                      EFFECTIVE DATE.

The effective date of this Plan shall be the date it is adopted by the Board, provided that the stockholders of the Corporation shall approve this Plan in accordance with Rule 16b-3 of the Securities Exchange Act of 1934 and Listing Rule 5635 of the NASDAQ Stock Market within twelve (12) months after the date of adoption.  If any Awards are granted under the Plan before the date of such stockholder approval, such Awards automatically shall be granted subject to such approval.

Section 8.                      STOCK OPTIONS.

(a)           General.

(i)             Stock Options may be granted either alone or in addition to other Awards granted under the Plan.  Any Stock Option granted under the Plan shall be in such form as the Committee may from time to time approve, and the provisions of Stock Option Awards need not be the same with respect to each optionee.  Each Stock Option shall be evidenced by a written option agreement that shall specify, among other things, the type of Stock Option granted, the option price, the duration of the Stock Option, the number of shares of Common Stock to which the Stock Option pertains, and the schedule on which such Stock Options become exercisable (the “Option Agreement”).

(ii)            The Stock Options granted under the Plan may be of two types: (a) Incentive Stock Options and (b) Non-Qualified Stock Options.

(iii)           The Committee shall have the authority to grant any optionee Incentive Stock Options, Non-Qualified Stock Options, or both types of Stock Options (in each case with or without Stock Appreciation Rights).  To the extent that any Stock Option does not qualify as an Incentive Stock Option, it shall constitute a separate Non-Qualified Stock Option.

(iv)           Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify either the Plan or any Incentive Stock Option under Section 422 of the Code.  Notwithstanding the foregoing, in the event a Participant voluntarily disqualifies a Stock Option as an Incentive Stock Option within the meaning of Section 422 of the Code, the Committee may, but shall not be obligated to, make such additional grants, Awards or bonuses as the Committee shall deem appropriate, to reflect the tax savings, if any, to the Corporation which result from such disqualification.

(b)           Terms and Conditions.  Stock Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable:

(i)            Option Price.  The option price per share of Common Stock purchasable under a Stock Option shall be determined by the Committee at the time of grant but an Incentive Stock Option shall be not less than the Fair Market Value of the Common Stock on the date of the grant of the Stock Option; provided, however, if the Stock Option is an Incentive Stock Option granted to a Ten Percent Shareholder, the option price for each share of Common Stock subject to such Incentive Stock Option shall be no less than one hundred ten percent (110%) of the Fair Market Value of a share of Common Stock on the date such Incentive Stock Option is granted.  The option price per share of Common Stock for a Non-Qualified Stock Option shall be determined by the Committee at the time of grant but shall not be less than the par value of the Common Stock.

(ii)            Option Term.  The term of each Stock Option shall be fixed by the Committee, but no Stock Option shall be exercisable more than ten (10) years after the date such Stock Option is granted.

(iii)           Exercisability.  Subject to Section 8(b)(x) hereof with respect to Incentive Stock Options, Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at grant.  A Stock Option may not be exercised for the purchase of a fraction of a Share of Common Stock.  If the Committee provides, in its discretion, that any Stock Option is exercisable only in installments, the Committee may waive such installment exercise provisions at any time, in whole or in part, based on performance and/or such other factors as the Committee may determine in its sole discretion.  Notwithstanding the above, no Incentive Stock Option granted to a Ten Percent Shareholder will be exercisable after the expiration of five (5) years from the date the Incentive Stock Option is granted.

(iv)           Method of Exercise.  Stock Options may be exercised in whole or in part at any time during the option period, by giving written notice of exercise to the Corporation specifying the number of shares to be purchased, accompanied by payment in full of the purchase price, in cash, by check or such other instrument as may be acceptable to the Committee.  As determined by the Committee, in its sole discretion, at or after grant, payment in full or in part may also be made in the form of unrestricted Common Stock owned by the optionee (based on the Fair Market Value of the Common Stock on the date the option is exercised, as determined by the Committee).  No shares of Common Stock resulting from the exercise of a Stock Option shall be issued until full payment therefor has been made.  An optionee shall have the rights to dividends or other rights of a stockholder with respect to shares subject to the Stock Option when the optionee has given written notice of exercise and has paid in full for such shares.

(v)           Non-transferability of Options.  Except as otherwise set forth in this Section 8(b), no Stock Option shall be transferable by the optionee otherwise than by will or by the laws of descent and distribution, and all Stock Options shall be exercisable, during the optionee's lifetime, only by the optionee.  For purposes of paragraphs (vi), (vii), (viii) and (ix) of this Section 8(b), a transferred option may be exercised by the transferee only to the extent that the optionee would have been entitled had the option not been transferred.  Stock Options may not be sold, pledged, assigned, mortgaged, transferred or disposed of in any manner except by exercise or as set forth above.

(vi)           Termination by Death.  Unless otherwise determined by the Committee at grant, if any optionee's employment with the Corporation or any Subsidiary terminates by reason of death, the Stock Option may thereafter be immediately exercised, to the extent then exercisable (or on such accelerated basis as the Committee shall determine at or after grant), by the legal representative of the estate or by the legatee of the optionee under the will of the optionee, for a period of one (1) year from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter.  In the event of termination of employment by reason of death, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Non-Qualified Stock Option.

(vii)           Termination by Reason of Disability.  Unless otherwise determined by the Committee at grant, if any optionee's employment with the Corporation or any Subsidiary terminates by reason of Disability, any Stock Option held by such optionee may thereafter be exercised, to the extent it was exercisable at the time of termination due to Disability (or on such accelerated basis as the Committee shall determine at or after grant), but may not be exercised after one (1) year from the date of such termination of employment or the expiration of the stated term of such Stock Option, whichever period is the shorter; provided, however, that, if the optionee dies within such one year period, any unexercised Stock Option held by such optionee shall thereafter be exercisable to the extent and within the time period to which it was exercisable at the time of death.  In the event of termination of employment by reason of Disability, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Non-Qualified Stock Option.

(viii)           Termination by Reason of Retirement.  Unless otherwise determined by the Committee at grant, if an optionee's employment with the Corporation or any Subsidiary terminates by reason of Normal Retirement or Early Retirement (with Committee consent), under a formal plan or policy of the Corporation, any Stock Option held by such optionee shall expire upon the earlier of (i) the expiration date set forth in the Stock Option Agreement to which such Stock Option is subject, or (ii) three (3) months from the date of such Normal or Early Retirement.  An optionee shall not be deemed to have retired during any leave of absence of the optionee authorized by the Corporation or any Subsidiary under its standard personnel practices.  In the event of termination of employment by reason of Retirement, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Non-Qualified Stock Option.

(ix)           Termination for Other Reasons.  Except as provided in 8(b)(vi), (vii) and (viii), or except as otherwise determined by the Committee, all Stock Options shall terminate on the earlier to occur of (i) the expiration date set forth in the Stock Option Agreement which such Stock Option is subject or (ii) three (3) months from the date of termination of employment,  Notwithstanding the above, if the termination of employment was for Cause, then any Stock Options shall expire upon the termination of the Participant's employment.

(x)           Limit on Value of Incentive Stock Option First Exercisable Annually.  The aggregate Fair Market Value (determined at the time of grant) of the Common Stock for which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under the Plan (and/or any other stock option plans of the Corporation or any Subsidiary) shall not exceed $100,000.

(xi)           If Common Stock acquired by exercise of an Incentive Stock Option granted under the Plan is disposed of either within two years following the date of grant of the Incentive Stock Option or one year following the transfer of the Common Stock to the Participant (a "Disqualifying Disposition"), the holder of the Common Stock shall, immediately prior to such Disqualifying Disposition, notify the Corporation in writing of the date and terms of such Disqualifying Disposition and provide such other information regarding the Disqualifying Disposition as the Corporation may reasonably require.

Section 9.                      STOCK APPRECIATION RIGHTS.

Stock Appreciation Rights (“SAR(s)”) shall be evidenced by SARs Agreements in such form not inconsistent with the Plan as the Committee shall approve from time to time, which agreements shall contain in substance the following terms and conditions:

(a)            Award.  An SAR shall entitle the Participant to receive upon exercise the excess of (a) the Fair Market Value of a specified number of shares of Common Stock at the time of exercise over (b) a specified price which shall not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock at the time the SAR was granted, or, if granted in connection with a previously issued Stock Option, not less than 100% of the Fair Market Value of the Common Stock at the time such option was granted.  A SAR may be granted in connection with all or any portion of a previously or contemporaneously granted Stock Option (including, in addition to options granted under the Plan, options granted under other plans of the Corporation), or not in connection with a Stock Option.

(b)           Term.  SARs shall be granted for a period of not more than ten (10) years, and shall be exercisable in whole or in part at such time or times and subject to such other terms and conditions as shall be prescribed by the Committee at the time of grant.

(c)            Payment.  Upon exercise of an SAR, payment shall be made by the Corporation in the form of Common Stock (at the Fair Market Value on the date of exercise), in cash, or in a combination thereof, as the Committee may determine.

(d)           Effect on Shares.  The exercise of an SAR, where payment is made in the form of Common Stock, shall be treated as the issuance of Common Stock for purposes of calculating the maximum number of shares which have been issued under the Plan.

(e)            Stock Appreciation Right Granted with Incentive Stock Option.  An SAR granted in connection with an Incentive Stock Option may be exercised only if and when the Fair Market Value of the Common Stock subject to the Incentive Stock Option exceeds the exercise price of such Stock Option.

(f)            Termination of Stock Appreciation Rights.  A Participant who voluntarily terminates employment or whose employment is terminated involuntarily for Cause will forfeit all SAR.

(g)           Termination by Death, Disability or Retirement.  Any Participant granted an SAR who by reason of death, disability or Normal or Early Retirement shall have the right to exercise any SARs granted to such Participant in accordance with time limitations set forth in Sections 8(b)(vi), (vii) and (viii).

Section 10.                    PERFORMANCE UNITS.

Performance Units shall be evidenced by Performance Unit Agreements in such form not inconsistent with the Plan as the Committee shall approve from time to time.  Such agreements shall contain in substance the following terms and conditions:

(a)            Performance Period.  The performance period for a Performance Unit shall be established by the Committee and shall be not more than ten (10) years.

(b)           Valuation of Units.  A value for each Performance Unit shall be established by the Committee, together with principal and minimum performance targets to be achieved with respect to the Performance Unit during the performance period.  The Participant shall be entitled to receive one hundred percent (100%) of the value of the Performance Unit if the principal target is achieved during the performance period, but shall be entitled to receive nothing for such Performance Unit if the minimum target is not achieved during the performance period.  The Participant shall be entitled to receive a stated portion of the value of the Performance Unit for performance during the performance period which meets or exceeds the minimum target but fails to meet the principal target.

(c)            Performance Targets.  The performance targets established under the Plan shall relate to the performance of the Corporation or any segment thereof (collectively referred to in this Section 10 as "Corporation's Performance") over the performance period, and may be established in terms of growth in earnings or equity, ratio of earnings to stockholders' equity or to total capital, or any other performance standards as may be determined by the Committee.  Multiple targets may be used and may have the same or different weighting, and they may relate to the Corporation's absolute performance or the Corporation's performance as measured against that of other companies, or any other standards as may be determined by the Committee.

(d)           Adjustments.  At any time prior to payment of the Performance Units, the Committee may adjust previously established performance targets and other terms and conditions, to reflect major unforeseen events such as changes in laws, regulations or accounting policies or procedures, mergers, acquisitions or divestitures or extraordinary, unusual or nonrecurring items or events.

(e)            Payments of Performance Units.  Following the conclusion of each performance period, the Committee shall determine the extent to which performance targets have been attained for such period as well as the other terms and conditions established by the Committee.  The Committee shall determine what, if any, payment is due on the Performance Units and whether such payment shall be made in cash, in Common Stock, or partially in cash and partially in Common Stock.  Any payments made in Common Stock shall be calculated based on the Fair Market Value of the Common Stock.  Payments shall be made as promptly as practicable following the end of the performance period unless deferred subject to such terms and conditions as may be prescribed by the Committee.

(f)             Termination by Death, Disability or Retirement.  Any Participant granted a Performance Unit pursuant to this Section 10, who, by reason of death, Disability or Normal or Early Retirement, terminates employment before the end of the performance period, may be entitled to receive a portion of any earned Performance Unit.  The Committee, in its discretion, will determine the amount, if any, of the Performance Unit earned and the time at which payment will be made.

(g)           Other Termination.  A Participant who voluntarily terminates employment or whose employment is terminated for Cause will forfeit all rights under the Performance Unit.

(h)           Section 162(m) Provisions.  Notwithstanding any other provision of the Plan to the contrary, performance targets established by the Committee for the top five most highly compensated officers of the Corporation and any Subsidiary shall be pre-established objective performance goals within the meaning of Section 162(m) of the Code and regulations promulgated thereunder.  Furthermore, and notwithstanding any other provision of the Plan to the contrary, once the Committee has established one or more performance targets with respect to a Performance Unit granted to one of the top five most highly compensated officers of the Corporation, the Committee shall have no discretion to waive or alter the targets after the earlier of (i) the expiration of twenty-five percent (25%) of the performance period or (ii) the date on which the outcome under the targets is substantially certain.

Section 11.                    RESTRICTED STOCK AWARDS.

(a)            Administration.  Shares of Restricted Stock may be issued either alone or in addition to other Awards granted under the Plan.  The Committee shall determine the officers and key employees of the Corporation and its Subsidiaries to whom, and the time or times at which, grants of Restricted Stock will be made, the number of shares to be Awarded, the price, if any, to be paid by the recipient of Restricted Stock (subject to Section 11(b) hereof), the time or times within which such Awards may be subject to forfeiture, and all other conditions of the Awards.  The Committee may also condition the grant of Restricted Stock upon the attainment of specified performance goals, or such other criteria as the Committee may determine, in its sole discretion.  The provisions of Restricted Stock Awards need not be the same with respect to each recipient.

(b)           Awards and Certificates.  The prospective recipient of an Award of shares of Restricted Stock shall not have any rights with respect to such Award, unless and until such recipient has executed an agreement evidencing the Award (a "Restricted Stock Award Agreement") and has delivered a fully executed copy thereof to the Corporation, and has otherwise complied with the then applicable terms and conditions.

(i)           Awards of Restricted Stock must be accepted within a period of ninety (90) days (or such shorter period as the Committee may specify) after the Award date by executing a Restricted Stock Award Agreement and paying whatever price, if any, is required.

(ii)           A stock certificate in respect of shares of Restricted Stock shall be issued in the name of each Participant who is Awarded Restricted Stock.  Such certificate shall be registered in the name of the Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

"The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Golden Enterprises, Inc. 2014 Long Term Incentive Plan and a Restricted Stock Award Agreement entered into between the registered owner and the Corporation.  Copies of such Plan and Agreement are on file in the offices of the Corporation, One Golden Flake Drive, Birmingham, Alabama 35205."

(iii)           The Committee shall require that the stock certificates evidencing such shares be held in custody by the Corporation until the restrictions thereon shall have lapsed, and that, as a condition of any Restricted Stock Award, the participant shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such Award.

(c)           Restrictions and Conditions.  The shares of Restricted Stock Awarded pursuant to this Section 11 shall be subject to the following restrictions and conditions:

(i)           Subject to the provisions of this Plan and the Restricted Stock Award Agreements, during such period as may be set by the Committee commencing on the grant date (the "Restriction Period"), the participant shall not be permitted to sell, transfer, pledge or assign shares of Restricted Stock Awarded under the Plan.  Within these limits, the Committee may, in its sole discretion, provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions in whole or in part based on performance and/or such other factors as the Committee may determine, in its sole discretion.

(ii)           Except as provided in paragraph (c)(i) of this Section 11, the Participant shall have, with respect to the shares of Restricted Stock, all of the rights of a stockholder of the Corporation, including the right to vote and to receive any dividends.  Dividends paid in stock of the Corporation or stock received in connection with a stock split with respect to Restricted Stock shall be subject to the same restrictions as on such Restricted Stock.  Certificates for shares of unrestricted Stock shall be delivered to the participant promptly after, and only after, the period of forfeiture shall expire without forfeiture in respect of such shares of Restricted Stock.

(iii)           Subject to the provisions of the Restricted Stock Award Agreement and this Section 11, upon termination of employment for any reason during the Restriction Period, all shares still subject to restriction shall be forfeited by the participant; provided, however, that the Participant shall be entitled to retain the shares of Restricted Stock which have been paid for by the participant.

(iv)           Except as hereinafter set forth, a Participant who voluntarily terminates employment or whose employment is terminated for Cause shall forfeit all unvested shares of Restricted Stock.  In the event of death or Disability, the Committee may, in its sole discretion, waive in whole or in part any or all remaining restrictions with respect to such participant's shares of Restricted Stock.

Section 12.                    SUPPLEMENTAL CASH PAYMENTS.

Subject to the Committee's discretion, Stock Options, Stock Appreciation Rights, Performance Units, or Restricted Stock agreements may provide for the payment by the Corporation of a supplemental cash payment (“Supplemental Cash Payment”) after the exercise of a Stock Option or Stock Appreciation Right, at the time of payment of a Performance Unit or at the end of the restriction period of a Restricted Stock Award.  Supplemental Cash Payments shall be subject to such terms and conditions as shall be provided by the Committee at the time of grant, provided that in no event shall the amount of each payment exceed:

(a)           In the case of a Stock Option, the excess of the Fair Market Value of a share of Common Stock on the date of exercise over the option price, multiplied by the number of shares for which such option is exercised, or

(b)           In the case of a Stock Appreciation Right, Performance Unit or Restricted Stock Award, the value of the shares and other consideration paid or issued in payment by the Corporation of such Award(s).

Section 13.                    SALE OR MERGER OF CHANGE IN CONTROL.

In the case of a merger or consolidation in which the Corporation is not the surviving corporation, or a sale of all or substantially all of the business or assets of the Corporation, or liquidation or dissolution of the Corporation, or in the event of a tender offer or any other change involving a threatened change in control of the Corporation which, in the opinion of the Committee, could deprive the holders of the benefits intended to be conferred by Awards hereunder, the Committee may, in anticipation of any such transaction or event, either at the time of grant or thereafter, make such adjustments in the terms and conditions of outstanding Awards, as the Committee in its sole discretion determines are equitably warranted under the circumstances including, without limitation, (i) acceleration of exercise terms, or (ii) acceleration of the lapse of restrictions and/or performance objectives or other terms.  Anything contained in the Plan to the contrary notwithstanding, (i) in the case of Incentive Stock Options, no adjustment under this Section 13 shall be appropriate if such adjustment (A) would constitute a modification, extension or renewal of such Incentive Stock Options within the meaning of Sections 422 and 424 of the Code, and the regulations promulgated thereunder, or (B) would, under Section 422 of the Code and the regulations promulgated thereunder, be considered the adoption of a new plan requiring stockholder approval and (ii) in the case of an option that is a Non-Qualified Stock Option, no adjustment under this Section 13 shall be appropriate if such adjustment would constitute a modification, extension or renewal of such Non-Qualified Stock Option within the meaning of Section 409A of the Code, and the regulations thereunder.

Section 14.                    GENERAL PROVISIONS.

(a)           Governmental or Other Regulations.  Each Award under the Plan shall be subject to the requirement that, if at any time the Committee shall determine that (a) the listing, registration or qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state or federal law, or (b) the consent or approval of any government regulatory authority, or (c) an agreement by the recipient of an Award with respect to the disposition of shares of Common Stock, is necessary or desirable as a condition of, or in connection with, the granting of such Award or the issue or purchase of shares of Common Stock thereunder, such Award may not be consummated in whole or in part unless such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee.  A participant shall agree, as a condition of receiving any Award under the Plan, to execute any documents, make any representations, agree to restrictions on stock transferability and take any actions which in the opinion of legal counsel to the Corporation is required by any applicable law, ruling or regulation.

(b)            Rights of a Stockholder.  The recipient of any Award under the Plan, unless otherwise provided by the Plan, shall have no rights as a stockholder with respect thereto unless and until certificates for shares of Common Stock are issued to the recipient.

(c)            No Additional Rights.  Nothing set forth in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.  Nothing in the Plan or in any agreement entered into pursuant to the Plan shall confer upon any participant the right to continue in the employment of the Corporation or its Subsidiaries, or affect any right which the Corporation or such Subsidiaries may have to terminate the employment of the participant.

(d)           Withholding.  Whenever the Corporation proposes or is required to issue or transfer shares of Common Stock under the Plan, the Corporation shall have the right to require the recipient to remit to the Corporation or provide indemnification satisfactory to the Corporation for, an amount sufficient to satisfy any federal, state or local withholding tax requirements prior to the issuance or delivery of any certificate or certificates for such shares.  Whenever payments are to be made in cash, such payments shall be net of an amount sufficient to satisfy any federal, state or local withholding tax requirements.

(e)            Non-Assignability.  No Award under the Plan shall be assignable or transferable by the participant except by will or by the laws of descent and distribution.  During the life of a participant, such Award shall be exercisable only by the participant or by the participant's guardian or legal representative.

(f)            Unfunded Status of Plan.  The Plan is intended to constitute an "unfunded" plan with a substantial risk of forfeiture for incentive and deferred compensation.  With respect to any payments not yet made to a participant or optionee by the Corporation, nothing set forth herein shall give any such participant or optionee any rights that are greater than those of a general creditor of the Corporation.  In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or payments in lieu of or with respect to Awards hereunder; provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

(g)           Non-Uniform Determination.  The Committee's determinations under the Plan (including, without limitation, determinations of the persons to receive Awards, the form, amount and timing of such Awards, the terms and provisions of Awards and the agreements evidencing the Awards, and the establishment of values and performance targets) need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.  Notwithstanding anything contained in the Plan, the Corporation may make loans to participants in connection with Awards under the Plan or otherwise.

(h)            Amendment or Termination.  The Board may amend, modify, suspend or terminate the Plan at any time; provided, however, that without stockholder approvals the Board may not increase the maximum number of shares which may be issued under the Plan (except increases pursuant to Section 6(c) hereof), change the class of employees eligible to receive Awards, extend the period during which any Award may be exercised, extend the term of the Plan or change the minimum option price or otherwise revise or amend the Plan in a way which would require the approval of Shareholders.  The termination or any modification, suspension or amendment of the Plan shall not, without the consent of a participant, adversely affect the participant's rights under an Award previously granted except as provided in Section 13 hereof.  The Committee may amend the terms of any Award or option theretofore granted, prospectively or retroactively, but no such amendment shall impair the rights of any holder without his consent.  The Committee may also substitute new Stock Options for previously granted Stock Options including options granted under other plans applicable to the participant and previously granted Stock Options having higher option prices.  Notwithstanding the foregoing, the Committee may (but shall not be required to) amend the Plan without obtaining the consent of any Participant to the extent necessary (as determined by the Committee in its sole discretion) to meet the requirements of Section 409A of the Code and the guidance issued thereunder such that the additional taxes and penalties set forth in Section 409A(a)(i)(B) of the Code will not apply to transactions contemplated by the Plan or any Participant's Option Agreement with respect to a Stock Option or the Shares acquired or any other Awards granted under the Plan.  The Corporation shall have no liability whatsoever for or in respect of any decision to take action to attempt to so comply with Code Section 409A, any omission to take such action or for the failure of any such action taken by the Corporation to so comply.

(i)           Use of Proceeds.  The proceeds received by the Corporation from the sale of Common Stock pursuant to the sale or exercise of Awards under the Plan shall be added to the Corporation's general funds and used for general corporate purposes.

(j)           Section 16.  It is intended that the Plan and any grants made to a person subject to Section 16 of the Securities Exchange Act of 1934 meet all of the requirements of Rule 16b-3 thereunder.  If any provision of the Plan or any Award hereunder would disqualify the Plan or such Award, or would otherwise not comply with Rule 16b-3, such provision or Award shall be construed or deemed amended to conform to Rule 16b-3 and such amendment shall not be deemed to violate Subsection (h) above.

(k)           No Restriction on Right of Corporation to Effect Corporate Changes.  Nothing in the Plan shall affect the right or power of the Corporation or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Corporation's capital structure or its business, or any merger or consolidation of the Corporation, or any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Corporation, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(l)           Section 409A Taxation.  All provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding/delaying taxes or penalties under Section 409A of the Code, if possible.  Each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of such Participant in connection with the Plan or any other Plan maintained by the Corporation (including any taxes and penalties under Section 409A of the Code), and neither the Corporation nor any Subsidiary shall have any obligation to indemnify or otherwise hold such Participant (or any beneficiary) harmless from any or all of such taxes or penalties.  In the event that it is reasonably determined by the Committee that, as a result of Section 409A of the Code, payments made by the Corporation in respect of any Stock Option or other Award under the Plan may not be made at the time contemplated by the terms of the Plan or the relevant Award agreement, as the case may be, without causing the Participant holding such Stock Option or other Award to be subject to taxation under Section 409A of the Code, the Corporation will make such payment on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code.

(m)           Withholding Taxes.

(i)           Whenever Shares are to be issued in satisfaction of Awards granted under this Plan, the Corporation may require the Participant to remit to the Corporation an amount sufficient to satisfy applicable tax withholding requirements prior to the delivery of any certificate or certificates for such Shares.  Whenever, under this Plan, payments in satisfaction of Awards are to be made in cash by the Corporation, such payment will be net of an amount sufficient to satisfy applicable tax withholding requirements.

(ii)           When, under applicable tax laws, a Participant incurs tax liability in connection with the exercise or vesting of any Award that is subject to tax withholding and the Participant is obligated to pay the Corporation the amount required to be withheld, the Committee may in its sole discretion allow the Participant to satisfy the minimum tax withholding obligation by electing to have the Corporation withhold from the Shares to be issued up to the minimum number of Shares having a Fair Market Value on the date that the amount of tax to be withheld is to be determined that is not more than the minimum amount to be withheld; but in no event will the Corporation withhold Shares if such withholding would result in adverse accounting consequences to the Corporation.  Any elections by a Participant to have Shares withheld for this purpose will be made in accordance with the requirements established by the Committee for such elections and be in writing in a form acceptable to the Committee.

(n)           Construction of Plan.  The validity, interpretation, and administration of the Plan and of any rules, regulations, determinations, or decisions made thereunder, and the rights of any and all persons having or claiming to have any interest therein or thereunder, shall be determined exclusively in accordance with the laws of the State of Delaware.

(o)           Duration of the Plan.  The Plan shall remain in effect until all Awards under the Plan have been satisfied by the issuance of shares or the payment of cash, but no Award shall be granted more than ten (10) years after the effective date hereof.